CERBERUS SENTINEL

Cerberus Tech Connect Pro
1 Year Managed Services Agreement

Hensley Beverage Company

Hensley Beverage Company

We appreciate the opportunity to submit our proposal for providing services to your organization. On the basis of our preliminary discussions, we have enclosed the following:

- Executive Summary
- Project Scope and Objectives
- Estimated Fees
- Post Implementation
- Managed Services Rates
- Your Proposed Engagement Team
- Timeline
- Assignment
- Scope Changes
- Suspension of Work
- Termination of Services

At Cerberus, our ability to provide exceptional technology services rests with our team's expertise. The team is comprised of experts in various technology disciplines. Our expertise translates into proactive technology consulting, management and support services tailored to your organization's needs.

We recognize that engaging a technology-consulting firm is an important investment for your organization. You can expect your investment in us to add value to your business.

Thank you for allowing us to present this proposal for your consideration.

Brian D. Yelm – Managing Director & EVP of Sales
Cerberus Sentinel
815-880-8320 - brian@cerberussentinel.com

EXECUTIVE SUMMARY

The following document describes a proposed managed service between Hensley Beverage Company ("HBC") and Cerberus Cyber Sentinel Corporation ("Cerberus"). This Statement of Work details the following:

- Tech Connect Assessment
- Tech Connect Agent Implementation for Workstations and Server(s)
- Tech Connect LAN/WAN/Domain Monitoring Implementation
- Tech Connect Pro – Monthly Recurring Service that included Security, Monitoring and unlimited IT Support for machines under this subscription.

HBC has presented Cerberus with a brief understanding of their organization, business processes, and information technology systems. We believe our proposed service will address your current challenges relative to your IT needs. We deliver this Statement of Work with the hope that we, HBC and Cerberus, will continue a long-lasting team relationship geared towards the success of HBC.

This Statement of Work presents our deliverables, as we understand them at this date. On-going collaboration with your management team will further us toward our goal of providing well-managed IT services.

PROJECT SCOPE AND OBJECTIVES

Cerberus will be responsible for executing Services in conjunction with members of the HBC management team and staff. We have organized our implementation and support recommendations into the following segment(s):

Segment I – Tech Connect Assessment

The objective of the *Tech Connect Assessment* is to retrieve and analyze information on the current workstation and server environment and determine the implementation schedule.

During this segment we will focus our efforts on the following key activities:

- Review current infrastructure and active-directory topology if it exists
- Review current workstation infrastructure
- Confirm HBC has full access to their infrastructure
- Review event log details for any errors that may cause deployment issues with the Tech Connect Security applications
- Assess Group-Policy configuration
- Provide estimated timeline for service delivery

Segment II – Tech Connect Agent Implementation for Workstations and Servers

The objective of the *Tech Connect Agent Implementation for Workstations and Servers* is to configure and deploy the Tech Connect Managed Services for usage on the HBC's workstations and server environment.

During this segment we will focus our efforts on the following key activities:

- Configure HBC's Active-Directory GPO for automated Tech Connect Agent deployment on workstations associated with the Active-Directory domain when available
- Validate agent deployment to all requested workstations and servers
- Removal of existing unmanaged Antivirus software
- Deploy ESET Antivirus to all requested workstations and servers via Tech Connect Agent
- Configure Microsoft Windows patch management via Tech Connect Agent
- Configure application patch management via Tech Connect Agent
- Validate all systems have updated and are checking-in to Tech Connect Servers

Segment III – Tech Connect LAN/WAN/Domain Monitoring Implementation

The objective of the *Tech Connect LAN/WAN/Domain Monitoring Implementation* is to enable network and domain monitoring through the combined usage of the off-premise Tech Connect NOC Monitoring Servers and on-premise Tech Connect software agent on HBC's workstations and servers. LAN, WAN, and Domain devices and services will be monitored 24/7/365 and all findings are reported to Cerberus IT Support Desk personnel for confirmation and resolution path.

During this segment we will focus our efforts on the following key activities:

- Discuss with HBC's Management team which devices and services should be monitored
- Enable 24/7/365 monitoring for approved LAN and WAN devices
- Enable 24/7/365 monitoring for approved Domain services

Segment IV – Tech Connect Pro Recurring Service

The objective of the *Tech Connect Pro Recurring Service* is to provide recurring services per approved workstation or server, billed on a monthly basis. Initial number of workstations or servers that will utilize the service will be established with HBC during the Tech Connect Assessment. Additions or removals of workstations or servers, from the Tech Connect Security Recurring Service, will be acknowledged by Cerberus via email or mail and considered approved when sent by HBC's approved point of contact.

Cerberus will provide the following services to approved workstations and servers:

- Tech Connect Security
  - Tech Connect Agent

- ESET Antivirus (SaaS)
- Patch Management
  - Windows Patch Management
  - General Patch Management
- Notifications to provided email address upon detection of security issues relative to ESET Antivirus and Patch Management of approved workstations and servers. Approval of work to resolve issues will be accepted by Cerberus via email or mail; separate Statement of Work may apply if deemed necessary by Cerberus. Time and materials rate will apply as outlined in the managed services rates on following pages.

Deliverables:

- Recurring monthly service fee for approved list of workstations and servers billed at the rate defined within the estimated fees on the following pages
- Managed updates and patches to approved list of workstations and servers
- Recurring patch maintenance window defined in Appendix 1 on the following pages
- Monthly status report will be provided no later than 10 business days after each month which will include Cerberus's performance against SLA's. Should there be an incident where Cerberus should not meet our SLA's, HBC will have the right to terminate this agreement. Cerberus will be given 30 days' notice to remediate the issue(s) that may result from clerical error or delays created by HBC staff. If after further review, there is a failure to comply with the agreed upon SLA's, Cerberus will be considered in breach of contract and HBC can consider using their right to terminate the agreement.

CERBERUS SENTINEL

ESTIMATED FEES

Tech Connect Managed Services

Description	*Hours*	*Price*	*Extended Price*
Segment I - Tech Connect Assessment			
• Documentation of infrastructure recommendations	0	$150.00	$0.00
• Documentation of proposed changes to the infrastructure to deploy Tech Connect Security Service	0	$150.00	$0.00
		SUBTOTAL	**$0.00**
Segment II - Tech Connect Agent Implementation for Workstations and Servers			
• Install Tech Connect Agents and enable 24/7/365 monitoring and reporting of critical and warning events relative to approved Tech Connect enabled workstations and servers	0	$150.00	$0.00
		SUBTOTAL	**$0.00**
Segment III - Tech Connect LAN/WAN/Domain Monitoring Implementation			
• Setup 24/7/365 monitoring and reporting of critical and warning events relative to approved LAN devices, WAN devices, and Domain services	3	$150.00	$450.00
		SUBTOTAL	**$450.00**
Segment IV - Tech Connect Recurring Services			
• Tech Connect Pro for Workstations (New Machines will be onboarded at a flat fee of $250)	347	$90.00	$31,230.00
• Tech Connect Pro for Physical Servers (New Servers will be onboarded at a flat fee of $250)	14	$200.00	$2,800.00
• Tech Connect Pro for Virtual Servers (New Servers will be onboarded at a flat fee of $250)	29	$100.00	$2,900.00
• Tech Connect Pro for Mobile Device Management (MDM)	538	$5.00	$2,690.00
• Tech Connect Pro for VOIP Phones	344	$4.50	$1,548.00
• Tech Connect SPAM Filtering	1162	$1.49	$1,731.38
• Tech Connect Drive (Cloud File Storage)	1	$5.99	$5.99
• Tech Connect Cloud Backup	25	$15.99	$399.75
• Tech Connect Cloud Backup	1	$19.99	$19.99
• ESET Antivirus	350	$0.00	$0.00
• ConnectWise Control (Remote Access Software)	7	$0.00	$0.00
• Microsoft 365 Business Basic	225	$5.00	$1,125.00

CERBERUS SENTINEL

• Microsoft 365 Business Standard	300	$12.50	$3,750.00
• Asset tagging and inventory management	Included	Included	Included

Approved service labor billed at an hourly rate as defined managed services rates section defined in the statement of work

	SUBTOTAL	**$48,200.11**

Prices shown do not include applicable shipping costs

Prices shown do not include applicable sales tax

Prices shown do not include staff travel costs

Recurring services as defined in Segment IV billed monthly

SUMMARY		
TOTAL IT SERVICE LABOR	**$450.00**	
		First Year Fees
TOTAL MRC FOR SERVICE	**$48,200.11**	$578,401.32

*** Additional MRC charges will apply for any future additions or removals approved via email or mail to Cerberus**

POST IMPLEMENTATION

After implementation is complete, Cerberus is available to provide continued assistance in the areas of support, training, and system enhancements. We will strive to ensure that HBC is getting the most value and productivity from your Tech Connect Security Managed Services.

Cerberus will provide support on both an on-site and off-site basis. This includes support for services installed and implemented by Cerberus. Clients with on-site needs located outside of the state of Illinois may be subject to additional fees for service.

CERBERUS SENTINEL

BILLING RATES FOR SERVICES NOT COVERED BY THIS MSA

We have carefully evaluated the scope of services required and held discussions with our team members with respect to known requirements for HBC. Our rates are based in part on our expectations of the effort required to provide the services desired and the extent of involvement by more experienced professionals, our investments in people and technology and infrastructure and with our current experience in the marketplace for managed services. We expect that our rates will reflect the value of the services provided and responsibilities assumed and will be considered fair and reasonable by both HBC and Cerberus.

If HBC authorizes Cerberus to provide services outside the scope of included tasks defined in this Statement of Work, then hourly rates will be invoiced separately as tasks are performed. Rates are detailed below. Rates do not include equipment costs, shipping charges and sales tax (hardware, software, enhancement renewal) that would be invoiced if required. Rates do not include travel costs (local travel mileage and tolls, national travel, international travel) that would be invoiced upon occurrence. The rates are based on Cerberus's current knowledge of the project needs and HBC fulfilling its Responsibilities and Assumptions described in this Statement of Work.

Project Manager	$175.00/hr.*
IT Security Engineer	$150.00/hr.*
IT System Engineer	$150.00/hr.*
Low Voltage cabling	$125.00/hr.*
Mileage	$0.54**
Tolls	TBD**
Day Rate for out of state visits	$1400/day

*Cerberus reserves the right to adjust its hourly rates for afterhours support. If services that are requested can wait until the following business day but the client requests afterhours support, that support will be billed at a rate of $225/hour. Client-approved after-hours work is defined as after 6:00 PM CST to 8:00 AM CST Monday through Friday, and all weekend time.

If HBC desires to purchase hardware, software, cables, books, office supplies, and/or software enhancement renewal fees through Cerberus, then HBC agrees to prepay Cerberus for such goods prior to the time of purchase.

Our fees and rates for this work are described in the Statement of Work. Accordingly, our invoices, which will be rendered on a periodic basis as described in the Statement of Work and are due within thirty calendar days of invoice date. To cover the additional costs, we incur in the event an invoice is not paid timely, a late charge may be added for any portion not paid within thirty days. The late charge will be computed at the rate of 1.5% per month, starting the thirty first day after the date of the invoice.

Our fees for the scope of Services described in this Statement of Work will be based upon a signed Engagement Letter. Estimated fees are detailed within the Estimated Fees section found on previous pages. Estimated fees do not include travel charges, shipping charges and sales tax. The fees are based on Cerberus's current knowledge of the project needs and HBC fulfilling its Responsibilities and Assumptions described in this Statement of Work.

YOUR PROPOSED ENGAGEMENT TEAM

Our engagement management approach is designed to consistently and efficiently deliver services of the highest caliber. Our professionals are trained to bring more to our clients than just IT-related managed services. Through continual growth and staff development, Cerberus provides clients with a superior level of services and skill that has garnered a regional and national reputation for excellence.

Our team of qualified Microsoft, System engineering, Network engineering professionals and has received the following industry standard credentials. They are: Certified Information Systems Security Professional (CISSP), Microsoft Certified Professional (MCP), Microsoft Certified Product Specialist (MCPS), Microsoft Certified Systems Engineer (MCSE), Microsoft Certified Systems Administrator (MCSA). Cisco Certified Network Professional (CCNP), Cisco Certified Design Professional (CCDP) and Extreme Certified Specialist - Campus Fabric Switching & Routing.

TIMELINE

The service implementation will commence after execution of this document and recurring service invoicing shall also commence. This contract is good through December 31st 2021 commencing on the execution date and either party can discontinue services with a thirty (30) day written notice of the anniversary date. To exit this agreement, the remaining balance of the contract must be paid in full.

ASSIGNMENT

Any claim against Cerberus or its personnel shall not be assignable or transferable by HBC to any other person or entity.

SCOPE CHANGES

Cerberus commits to maintain our level of fees for a consistent scope of work as described in this Statement of Work. We will notify you promptly of any circumstances we encounter that could significantly affect our services. Additional services or service changes requested beyond the described scope of services will need to be approved by HBC prior to additional work beginning and invoicing.

CERBERUS SENTINEL

SUSPENSION OF WORK

It is Cerberus's policy to suspend all services and work being performed if payment due for prior completed work or services is not made within sixty days of invoice date, and HBC receives written notification from Cerberus. If Cerberus is required to terminate services for reason of failure to make timely payment for services, HBC will be obligated to pay for all services rendered to date, notwithstanding our inability to complete our engagement.

TERMINATION OF SERVICES

If services are terminated by either party, and there are no outstanding invoicing issues, then Cerberus will work with HBC to reasonably hand over all documentation, whether written or verbal, related to the status of the project especially as relates to the services outlined in this Statement of Work in a courteous and professional manner.

ACCEPTED HENSLEY BEVERAGE COMPANY:

[signature]

Signed

Omar S. Perez

Printed Name

7/26/2021

Date

ACCEPTED CERBERUS SENTINEL:

[signature]

Signed

Brian D. Yelm

Printed Name

07/22/2021

Date

APPENDIX 1

RECURRING MAINTENANCE SCHEDULE

Cerberus will regularly install patches and critical updates to HBC's approved workstations or servers to help ensure that they are guarded against the latest vulnerability threats. For many of these updates to be installed properly servers and workstations must be restarted. Cerberus will restart, as necessary, during the regular maintenance window of 9PM and 4AM Sunday through Saturday. If the expected downtime is greater than 30 minutes, then Cerberus Managed Services staff will contact HBC's designated point of contact to inform of the outage. HBC reserves the right to request that Cerberus reschedule the outage to align with HBC's business needs.

CERBERUS SENTINEL

APPENDIX 2

IT Support Helpdesk

We strive to provide HBC with flexible options to access Cerberus's IT Support Helpdesk.

- **Phone:** 815-880-TECH option 2
  - This number will place the end-user into our helpdesk support queue which is our first line of communications for opening a new service request or requesting status on an open request. If our helpdesk staff cannot resolve your issue in a timely manner the service request will be escalated to your assigned project manager and scheduled upon SLA requirement. If there are no technicians to answer your call, it is critical to leave a voicemail message as it will automatically generate a service request and the next available technician will respond.
- Email: helpdesk@Cerberus.com
  - Emailing helpdesk@ will open a service request and assign it to an available technician and put into a 2-hour escalation workflow to ensure the communication loop is closed.

APPENDIX 3

Service Level Agreement ("SLA")

Technical Support will include consultation and advice by telephone or e-mail and, when necessary, remote or on-site efforts to resolve all reported issues. Technical Support will also include guaranteed acknowledgement of System Discrepancies (as defined below) reported to Cerberus within the time frames defined below. Such acknowledgement may be by phone or email to HBC's designated support contact.

Technical Support shall be 24 hours a day, 7 days a week, 365 days a year and in accordance with the Response Expectation Table, below. Furthermore, Cerberus will provide the shortest available response times as set forth in the Response Expectation Table and hold weekly or bi-weekly conference calls with HBC to verify the status on any open/reported System Discrepancies.

If HBC reports a problem that degrades the performance of HBC system ("System Discrepancy"), Cerberus will respond to HBC regarding such System Discrepancy in accordance with the Response Expectation Table set forth below and in accordance with the priority classification assigned to the System Discrepancy by Cerberus.

Cerberus will assign a priority level to each System Discrepancy reported by HBC based on the definitions, below, in the System Discrepancy Classification Table, and in accordance with the information provided by HBC to Cerberus. Priority levels are defined as follows:

System Discrepancy Classification Table

Classification	Description
Priority 1	HBC's system is down or severely degraded causing or having a high potential to cause a critical impact to business operations if not quickly restored. No easily implemented work-around solution is known.
Priority 2	HBC's system is degraded or noticeably impaired but without causing an immediate or having a high potential of causing a critical impact on business operations, or where an easily implemented work-around solution is available to restore a down, degraded or noticeably impaired system.
Priority 3	A non-critical performance degradation in HBC's system having a minor impact on business operations.
Priority 4	General inquiries for information or assistance on HBC's system set-up or performance, but not involving risk of degradation or impairment to HBC's system.

Except for System Discrepancies that can be resolved by an initial telephone conversation, HBC must provide Cerberus with a reasonably detailed description of the system discrepancy by email. Cerberus will use commercially reasonable efforts to take the following steps, in accordance with the Response Expectation Tables below:

Initial Response. Cerberus will acknowledge to HBC its receipt of a System Discrepancy notice and will begin collecting any additional information from HBC necessary to correct the System Discrepancy. Technical Support personnel will be assigned in accordance with the priority of the reported System Discrepancy being encountered by HBC.

Follow-Up Response. Cerberus will use commercially reasonable efforts to respond to System Discrepancies during the response times set forth in the applicable Response Expectation Table. Cerberus will maintain records of all reported System Discrepancies and their respective resolutions. HBC will make its premises available and accessible at all necessary times to Cerberus during the response period if on-site efforts are required to resolve the System Discrepancy.

Resolution. Cerberus will use commercially reasonable efforts to correct or provide a workaround as a temporary solution for a reported System Discrepancy. Cerberus will, subject to the complexity of the System Discrepancy and in accordance with the Response Expectation Tables, diligently continue to

identify and provide resolution for all reported System Discrepancies. Each reported System Discrepancy other than Priority 4 System Discrepancies will remain open and designated as an unresolved System Discrepancy until confirmation has been received from HBC that HBC is reasonably satisfied with the resolution provided by Cerberus.

Cerberus will use commercially reasonable efforts to respond to reported System Discrepancies during the response times set forth in the Response Expectation Table:

Response Expectation Table

Priority	Initial Response	Follow-Up Response
Priority 1	Contact within 2 hours	Immediate and continuing effort with contact at least every 24 hours
Priority 2	Contact within 8 hours	Contact within 48 hours
Priority 3	Contact within 24 hours during Standard Support Hours	Contact within 5 business days
Priority 4	Contact within 24 business hours during Standard Support Hours	Contact within 7 business days